Exhibit 99.(g)(1)(xi)

The Bank of New York Mellon Capital House 2 Festival Square Edinburgh EH3 9SU FAO Andrew Gobourn	10 September 2021

Dear Sir/ Madam

Vietnam IPO/Private Placements

Addendum/Supplement to the Global Custody Agreement

Addendum/Supplement to the Global Custody Agreement of September 29, 2000 between Baillie Gifford Funds (“we” or “us”) and The Bank of New York Mellon (the “Custodian”), as amended from time to time.

From time to time we may desire to bid/subscribe on certain initial public offerings ("IPOs") or private placements for the purchase/acquisition of securities in Vietnam where the Custodian maintains sub custodian arrangements. While not within the scope of services provided under our Global Custody Agreement, we would like the Custodian to assist us with this process to provide certain documents and/or certifications that may be instructed by us and that are acceptable to the Custodian and the sub custodian in support of our bid/subscription in addition to any instructions for payment and securities receipt. The actual bid/subscription for the securities will be undertaken by us and provided directly by us to the local Issuer, broker or market and not via the Custodian or its sub custodian. Therefore, we hereby agree that our instructions to you to support bid/subscriptions on our behalf will be given subject to the terms and conditions set forth in our Global Custody Agreement, as supplemented by this Addendum.

We understand and agree that is our responsibility (and not that of the Custodian or its sub custodian) to ensure that the bid/subscription is provided directly by us to the local Issuer, broker or market and is undertaken in accordance with all local regulations including, but not limited to, any investment limits and any restrictions or regulations applicable to foreign investors.

We understand and agree that all bids/subscriptions for IPOs or private placements for the purchase of securities will involve payment for the securities being applied for, and we will ensure separately, that sufficient funds in the correct currency are available by the required date in the correct account in accordance with local issuer and market requirements and practice. We understand and agree that, depending on local issuer and market requirements and practice, failure to ensure that sufficient funds in the correct currency are available by the required date in the correct account and sending the Custodian timely and accurate payment instructions, may result in either the bid/subscription application being withheld or withdrawn.

We authorise and instruct the Custodian or its sub custodian to provide certain documents or confirmations as instructed by us provided such instructions are acceptable to both the Custodian and the sub custodian. Further, we agree that the Custodian and its sub custodian will (i) not interpret bidding or other rules and (ii) will submit such necessary instructions and directions and any other materials in its capacity as our service provider. We will reimburse the Custodian for any costs, expenses or losses incurred in connection therewith. We accept that it is our sole responsibility (and not the responsibility of the Custodian or its sub custodian) to send all instructions (whether for the provision of documents, making payments or receiving securities) accurately and timely and that the Custodian shall not be liable for any loss directly or indirectly caused by our failure to do so. Further we agree that while the Custodian, or its sub custodian will exercise reasonable efforts to act in accordance to our instructions, it does not and could not, make any guarantees, representations or warranties with respect to its discharge of such duties. In the event of any errors or omissions, our sole and exclusive remedy and the sole liability of the Custodian, or its sub custodian, shall be limited to the sum of USD 10,000.

This agreement is applicable to the Vietnam market only for which we and the Custodian have specifically and separately agreed to perform these functions. This agreement shall be governed by and construed in accordance with the law governing the Global Custody Agreement.

IN WITNESS WHEREOF, the Baillie Gifford Funds and The Bank of New York Mellon have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

BAILLIE GIFFORD FUNDS

Signature:	/s/ Julie Paul

Name:	Julie Paul

Title:	Manager

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Jordan

Name:	Robert Jordan

Title:	Director